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                                                                     EXHIBIT F-2



                                              April __, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: American Electric Power Company and Central and South West Corporation Form U-1 Application-Declaration in File No. 70-9381

Dear Sirs:

                  We refer to the Form U-1 Application in File No. 70-9381, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by American Electric Power Company ("AEP"), a New York corporation and a registered holding company under the 1935 Act, and Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the 1935 Act (collectively the "Applicants"), seeking authority for (a) the acquisition by AEP of all of the issued and outstanding CSW common stock; (b) the acquisition by AEP of common stock of Augusta Acquisition Corporation, to become a wholly owned subsidiary of subsidiary of AEP; (c) the issuance of AEP common stock; (d) the amendment of AEP's existing authority to authorize AEP, upon consummation of the proposed Transactions (as defined below), to support the financing arrangements and to conduct the business activities of CSW; (e) the adoption of a service agreement to permit, under Section 13 of the 1935 Act and the rules of the Securities and Exchange Commission thereunder, AEP Service Company to render services to AEP's utility and non-utility subsidiaries and an expansion of AEP's allocation factors following the consummation of the proposed Transactions; and (f) the acquisition by AEP of CSW's non-utility businesses (to the extent jurisdictional) (collectively, the "Transactions"), as more fully described in the Application. We have acted as special counsel for CSW in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.

                  In connection with this opinion, we have examined the Application and the exhibits thereto and the Merger Agreement, and we have examined originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have,
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                                                                     EXHIBIT F-2

when relevant facts were not independently established, relied upon certificates by officers of Applicants and other appropriate persons and statements contained in the Application.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application, and subject to the assumptions and conditions set forth below:

              1. The laws of the States of Texas, Louisiana, Arkansas, Oklahoma, and Delaware applicable to the proposed Transactions as described in the Application will have been complied with.

              2. The consummation of the proposed Transactions as described in the Application will not violate the legal rights of the lawful holders of any securities issued by CSW or any associate company of CSW.

              3. AEP will legally acquire all of the outstanding shares of CSW common stock.

                  The opinions expressed above in respect of the proposed Transactions as described in the Application are subject to the following assumptions or conditions:

                  a. The Transactions shall have been duly authorized and
                     approved, to the extent required by state law, by the Board of Directors and shareholders of Applicants, and such authorization and approval shall remain in effect at the closing thereof.

                  b. The Securities and Exchange Commission shall have duly
                     entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transactions described therein.

                  c. The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of all state commission or regulatory authorities with respect thereto, and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

                  d. No opinions are expressed with respect to laws other than those of the States of Texas, New York, Louisiana, Arkansas, Oklahoma and Delaware.

                  e. Registration statements with respect to the shares of AEP common stock to be issued in connection with the Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of shares of AEP common stock in connection with the Transactions shall have been consummated in

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                                                                     EXHIBIT F-2

                     compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  f. The solicitation of proxies from the stockholders of AEP and CSW with respect to the Transactions shall have been made in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  g. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                     We hereby consent to the use of this opinion as an exhibit to the Application.

                                        Very truly yours,


                                      MILBANK, TWEED, HADLEY & McCLOY LLP


JMH/GWG